EXHIBIT 99.1

News

MGE Energy Reports Third-Quarter Earnings

Madison, Wis., Nov. 6, 2012—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended Sept. 30, 2012, of $23.6 million, or $1.02 per share, compared to $21.0 million, or 91 cents per share, for the same period in the prior year.

For the quarter ending Sept. 30, 2012, the company experienced a 5.1% increase in residential electric sales reflecting higher customer demand driven by warmer-than-normal weather in July 2012, compared to the same period in the prior year. The average temperature in July 2012 was 79.7 degrees compared to normal average temperature of 71.9 degrees. In July 2011 the average temperature was 76.9 degrees. Cooling degree days (a measure for determining the impact of weather during the cooling season) increased by 19% compared to the prior period.

Madison Gas and Electric (MGE) has experienced fuel-related savings in 2012 that are expected to be returned to customers in the future. As of Sept. 30, 2012, $5.9 million was deferred in fuel-related cost savings under the Wisconsin fuel rules mechanism. The 2012 fuel savings could increase or decrease by year-end and are subject to review by the Public Service Commission of Wisconsin.

MGE Energy is a public utility holding company. Its principal subsidiary, MGE, generates and distributes electricity to 139,000 customers in Dane County, Wis., and purchases and distributes natural gas to 144,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended Sept. 30,	2012	2011
Operating revenue	$137,838	$133,572
Operating income	$39,888	$36,334
Net income	$23,642	$21,038
Earnings per share (basic and diluted)	$1.02	$0.91
Weighted average shares outstanding (basic and diluted)	23,114	23,114

Nine Months Ended Sept. 30,	2012	2011
Operating revenue	$404,318	$415,436
Operating income	$93,413	$90,429
Net income	$53,960	$51,544
Earnings per share (basic and diluted)	$2.33	$2.23
Weighted average shares outstanding (basic and diluted)	23,114	23,114

Contact:

Steve Kraus

Manager - Media Relations

608-252-7907 | skraus@mge.com